Exhibit 99.1

Heidmar Inc. Announces Business Combination Agreement with Home Plate Acquisition Corporation

Heidmar Inc., a first-class commercial and pool management business servicing the crude oil and refined petroleum product tanker market announces plan to list on Nasdaq through merger with Home Plate Acquisition Corporation (NASDAQ GM: HPLT)

Highlights

•	Single platform aggregator of maritime services for tanker industry with unique asset light business model
•	Strong cash position and no debt provides high flexibility for future growth
•	Targeting minimum cash raise of $55 million, in a combination of expected PIPE raise and Trust cash
•	Predictable fee-based earnings to further isolate Heidmar from freight rate exposure
•	Targeted $0.30 per share dividend post-combination implies a sustainable yield of ~3% at a $10.00 per share price
•	Pro forma equity value of the combined company would be approximately $261.4 million[1]

March 20, 2023, 8:00 AM Eastern Standard Time

ATHENS, GREECE – Heidmar Inc. (“Heidmar”), a commercial and pool management business servicing the crude oil and refined petroleum product tanker market, today announced it has entered into a definitive agreement for a business combination with Home Plate Acquisition Corporation (NASDAQGM: HPLT), a publicly-listed, special purpose acquisition company (“Home Plate”). Upon completion of the proposed transaction, the combined company will operate under the “Heidmar” name and be listed on NASDAQ under the ticker symbol “HMAR”.

Heidmar offers broad services to shipowners, including tanker pool management, commercial management and time charter trading and is actively expanding into dry bulk pool management, vessel sale and purchase services and technical management services, including environmental compliance. Heidmar currently has 60 vessels under management, including both crude oil and refined petroleum product tankers, with an aggregate capacity of approximately 8.3 million deadweight tons.

1 Assumes maximum redemptions by HPLT’s public shareholders and $18 million in estimated transaction fees; excludes the impact of warrants, earnout to Heidmar shareholders and Home Plate sponsor and equity incentive plan.

Pankaj Khanna, Chief Executive Officer of Heidmar, commented “We are delighted to announce our entry into a definitive agreement to merge with Home Plate and list Heidmar on Nasdaq. This is our most transformative transaction since taking leadership of the company in 2020 and having grown revenues from approximately $5 million in 2021 to $53.1 million2 estimated in 2023. Our asset light business as a single platform aggregator of maritime services offering fee-based commercial management services to the tanker industry provides investors an alternative to participate in the sector at a time when the tanker industry is enjoying very favorable and sustainable fundamentals. Following the merger, the company will use the capital to fund growth and expand its service offering to technical management and shipbroking and enter the drybulk carrier sector thus becoming a full service manager for tankers and drybulk carriers.”

Daniel Ciporin, Chairman and CEO of Home Plate, added, “Our priority for this transaction was to identify a company with exceptional leadership and operational expertise to take public and develop a true partnership. With an industry recognized franchise over the past 30 plus years, Heidmar has developed proprietary, industry leading commercial management systems and relationships with major oil companies and traders. The commercial services offered to shipowners provide a scalable fee-based business model with exceptional revenue growth and margins.”

Transaction Overview

The transaction values the combined company at a pro forma implied equity value of approximately $261.4 million1.  Assuming the net proceeds from the transaction, including the targeted minimum cash raise of $55 million, in a combination of expected PIPE raise and Trust cash, and existing cash on Heidmar’s balance sheet, Heidmar is expected to have over $47 million of cash at transaction close, which is expected to accelerate and fund its growth in commercial and technical management and shipbroking.

The Board of Directors of both Home Plate and Heidmar have unanimously approved the transaction. The transaction will require the approval of the shareholders of Home Plate and is subject to several closing conditions including completion of SEC review, regulatory approvals, a $40 million net minimum cash condition and the satisfaction of other customary closing conditions.

Pankaj Khanna, CEO of Heidmar, will continue as the CEO of the combined company. Daniel Ciporin, Chairman and CEO of Home Plate, and Jonathan Rosenzweig, Director and CFO of Home Plate, will join the Heidmar Board.  Heidmar's existing shareholders are expected to own approximately 65% of the pro forma combined company.

Advisors

Jefferies is serving as capital markets advisor to Home Plate and private placement agent on the PIPE and is being represented by Paul Hastings LLP. Latham & Watkins LLP is serving as counsel to Home Plate. ClearThink is also acting as special advisor to Home Plate.

Seward & Kissel LLP is serving as counsel to Heidmar.  Seaborne Capital Advisors is acting as financial advisor to Heidmar.

Investor Webcast Information

Investors can access a webcast presentation by Home Plate and Heidmar to discuss the proposed business combination, through the following link:

URL: https://dealroadshow.com
Entry Code: HYDRA2023
Direct Link: https://dealroadshow.com/e/HYDRA2023

This webcast presentation is also available through the websites of Home Plate and Heidmar.

2 This unaudited revenue estimate has been prepared in good faith by management of the Company based on information available to the Company at this time.  Actual results may vary.

About Heidmar Inc.

Heidmar is an Athens based, first-class commercial and pool management business servicing the crude and product tanker market and is committed to safety, performance, relationships and transparency. Heidmar has a reputation as a reliable and responsible partner with a goal to maximizing our customer’s profitability. Heidmar seeks to offer vessel owners a “one stop” solution for all maritime services in the crude oil, refined petroleum products and dry bulk shipping sectors. Heidmar believes its unique asset light business model and extensive experience in the maritime industry allows the Company to achieve premier market coverage and utilization, as well as providing customers in the sector with seamless commercial transportation services.

https://www.heidmar.com/

About Home Plate Acquisition Corporation

Home Plate is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Home Plate is led by Dan Ciporin, Chairman and Chief Executive Officer, and Jonathan Rosenzweig, Chief Financial Officer and Director.

https://homeplateacq.com/

Contacts

Heidmar Inc.

Investor Relations / Media
Nicolas Bornozis
Markella Kara
Capital Link, Inc.
Tel +1-212-661-7566
heidmar@capitallink.com

Home Plate Acquisition Corporation

Jonathan Rosenzweig
Tel +1-917-513-3028
Jonathan@homeplateacq.com

Forward-Looking Statements

Certain statements herein may be considered forward looking statements within the meaning of U.S. federal securities laws. Forward looking statements are generally accompanied by terminology such as “pro forma,” “may,” “should,” “could,”  “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” and “continue” or the negatives of these terms or variations of them or similar terminology. These forward-looking include, but are not limited to, statements regarding future events, the proposed business combination between Home Plate and Heidmar, the estimated or anticipated future results and benefits of the combined company following the business combination, including the likelihood and ability of the parties to successfully consummate the business combination, future opportunities for the combined company and other statements that are not historical facts. Such forward looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Home Plate and Heidmar. These statements are subject to a number of risks and uncertainties regarding Heidmar’s business and the business combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the number of redemption requests made by Home Plate’s shareholders in connection with the business combination; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the risk that Heidmar or Home Plate do not obtain shareholder approval for the potential transaction; the ability of the combined company to obtain or maintain the listing of its securities on a U.S. national securities exchange or to operate as a public company; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of Heidmar and Home Plate; the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; competition; the ability of Heidmar to grow and manage growth, maintain relationships with consumers, suppliers and strategic partners and retain its management and key employees; costs related to the business combination; changes in applicable laws or regulations; the possibility that Heidmar may be adversely affected by other economic, business or competitive factors; Heidmar’s estimates of expenses and profitability; the evolution of the markets in which Heidmar competes; the ability of Heidmar to implement its strategic initiatives and continue to innovate its existing products; the ability Heidmar to defend its intellectual property; and the impact of the COVID 19 pandemic on Heidmar’s business.

Nothing in this press release should be regarded as a representation by any person that the forward looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved. You should not place undue reliance on forward looking statements, which speak only as of the date they are made. Neither Home Plate nor Heidmar undertakes any duty to update or revise these forward looking statements.

Additional Information and Where to Find It

In connection with the business combination Heidmar Marine Inc. (“Holdings”) intends to file with the SEC a registration statement on Form F-4, which will include a preliminary prospectus and preliminary proxy statement and, after the registration statement is declared effective, Home Plate will mail a definitive proxy statement/prospectus and other relevant documents relating to the business combination to its shareholders. This communication is not a substitute for the registration statement, the definitive proxy statement/prospectus or any other document that Home Plate will send to its shareholders in connection with the business combination.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION AND THE PARTIES TO THE BUSINESS COMBINATION. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC free of charge at www.sec.gov. The definitive proxy statement/final prospectus (if and when available) will be mailed to shareholders of Home Plate as of a record date to be established for voting on the business combination. Shareholders of Home Plate will also be able to obtain copies of the proxy statement/prospectus without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Home Plate Acquisition Corporation, P.O. Box 1314, New York, New York 10028, Attention:  Jonathan Rosenzweig.

Participants in the Solicitation

Holdings, Heidmar and Home Plate and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed participants in the solicitation of proxies of Home Plate’s shareholders in connection with the business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of the directors and officers of Holdings, Heidmar and Home Plate in the registration statement on Form F-4 to be filed with the SEC by Holdings, which will include the proxy statement of Home Plate for the business combination. Information about Home Plate’s directors and executive officers is also available in Home Plate’s filings with the SEC.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the business combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Financial Information; Non-GAAP Financial Measures

The financial information and data contained in this Press Release is unaudited and does not conform to Regulation S-X promulgated under the Securities Act. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement to be filed by Home Plate with the U.S. Securities and Exchange Commission.